Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Charles Messman, Todd Kehrli
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 ir@mkr-group.com

SMSI Q3 2012 Earnings

Smith Micro Software Reports Third Quarter Financial Results

ALISO VIEJO, CA, November 1, 2012 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for the third quarter ended September 30, 2012.

“Revenues for the third quarter of 2012 were 8.3% higher than the second quarter primarily due to the continued roll-out of NetWise Director™, our data offload solution, as well as market expansion of our Visual Voicemail and Voicemail-to-Text products,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Our operating expenses for this quarter were down slightly versus the second quarter, and were down 35% this year versus the same quarter last year excluding restructuring and impairment charges. We remain prudent about managing costs while continuing to invest in strategic areas of our business, such as Windows 8, intelligent traffic management, and enterprise mobile connectivity.”

Smith Micro reported revenues of $11.0 million for the third quarter ended September 30, 2012, compared to $12.6 million reported in the third quarter ended September 30, 2011, and $10.2 million for second quarter of 2012.

Third quarter 2012 gross profit on a GAAP basis was $8.9 million and was the same as reported in the third quarter of 2011. On a non-GAAP basis (which excludes amortization of intangibles and stock compensation), third quarter 2012 gross profit was $8.9 million compared to $10.2 million for the same quarter last year.

GAAP gross profit as a percentage of revenue was 80.7% for the third quarter of 2012 compared to 70.7% for the third quarter of 2011 primarily due to no amortization of intangibles this year. Non-GAAP gross profit as a percentage of revenue was 80.8% for the third quarter of 2012 compared to 80.7% for the same quarter last year.

Smith Micro Software Third Quarter 2012 Financial Results	Page 2 of 6

GAAP net loss for the third quarter of 2012 was $4.8 million, or $0.13 loss per diluted share compared to a GAAP net loss of $134.5 million, or $3.76 loss per diluted share for the third quarter of 2011. The 2011 net loss included the goodwill and long-lived asset impairment charge of $124.3 million.

Non-GAAP net loss (which excludes amortization of intangibles, stock compensation, impairment of goodwill and long-lived assets, and non-cash tax expense) for the third quarter of 2012 was $2.4 million, or $0.07 loss per diluted share compared to a non-GAAP net loss of $9.7 million, or $0.27 loss per diluted share, for the third quarter of 2011.

For the nine months ended September 30, 2012, the Company reported revenues of $31.3 million, compared to $46.5 million for the nine months ended September 30, 2011.

GAAP gross profit was $25.2 million for the nine months ended September 30, 2012, compared to $35.5 million for the nine months ended September 30, 2011. Non-GAAP gross profit (which excludes amortization of intangibles and stock compensation) was $25.2 million for the nine months ended September 30, 2012, compared to $39.3 million for the same period last year.

GAAP gross profit as a percentage of revenues was 80.5% for the nine months ended September 30, 2012 compared to 76.3% for the same period last year primarily due to no amortization of intangibles this year. Non-GAAP gross profit as a percentage of revenues was 80.5% for the nine months ended September 30, 2012 compared to 84.5% for the same period last year.

GAAP net loss for the nine months ended September 30, 2012 was $21.3 million, or a loss of $0.59 per diluted share, compared to a GAAP net loss for the nine months ended September 30, 2011 of $150.1 million, or $4.22 loss per diluted share. The 2011 GAAP net loss included the goodwill and long-lived asset impairment charge of $124.3 million. Non-GAAP net loss for the nine months ended September 30, 2012 was $11.2 million, or a loss of $0.31 per diluted share, compared to a non-GAAP net loss of $19.7 million, or $0.55 loss per diluted share, for the nine months ended September 30, 2011.

Total cash and cash equivalents and short-term investments at September 30, 2012 were $27.0 million.

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, impairment of goodwill and long-lived assets, and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the

Smith Micro Software Third Quarter 2012 Financial Results	Page 3 of 6

period ended September 30, 2012 was computed by using a tax rate of 37.7% using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s third quarter 2012 results at 4:30 p.m. ET, November 1, 2012. To access the call dial (800) 762-8779 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at http://www.videonewswire.com/event.asp?id=90095 or at Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software, Inc. provides software solutions that simplify, secure and enhance the mobile experience. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions. Smith Micro’s solutions include client and server software applications used by the world’s leading wireless operators, device manufacturers and enterprises. For more information about Smith Micro Software (NASDAQ: SMSI), visit smithmicro.com.

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro, NetWise Director, and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Smith Micro Software Third Quarter 2012 Financial Results	Page 4 of 6

Note: Financial Schedules Attached

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts)—unaudited

	GAAP	Stock Compensation	Amortization	Goodwill & Long-Lived Assets Impairment	Taxes	Non- GAAP
Three Months Ended 09/30/12:
Gross profit	$8,892	$3	$—	$—	$—	$8,895
Loss before provision for income taxes	$(4,767)	$980	$—	$—	$—	$(3,787)
Net loss	$(4,813)	$980	$—	$—	$1,474	$(2,359)
EPS-diluted	$(0.13)	$0.02	$0.00	$0.00	$0.04	$(0.07)

Three Months Ended 09/30/11:
Gross profit	$8,933	$5	$1,256	$—	$—	$10,194
Loss before provision for income taxes	$(127,970)	$1,301	$2,025	$112,904	$—	$(11,740)
Net loss	$(134,481)	$1,301	$2,025	$124,257	$(2,818)	$(9,716)
EPS-diluted	$(3.76)	$0.04	$0.06	$3.48	$(0.09)	$(0.27)

Nine Months Ended 09/30/12:
Gross profit	$25,186	$9	$—	$—	$—	$25,195
Loss before provision for income taxes	$(21,152)	$3,198	$—	$—	$—	$(17,954)
Net loss	$(21,320)	$3,198	$—	$—	$6,937	$(11,185)
EPS-diluted	$(0.59)	$0.09	$0.00	$0.00	$0.19	$(0.31)

Nine Months Ended 09/30/11:
Gross profit	$35,493	$27	$3,775	$—	$—	$39,295
Loss before provision for income taxes	$(153,943)	$6,575	$6,084	$112,904	$—	$(28,380)
Net loss	$(150,081)	$6,575	$6,084	$124,257	$(6,502)	$(19,667)
EPS-diluted	$(4.22)	$0.18	$0.17	$3.49	$(0.17)	$(0.55)

Smith Micro Software Third Quarter 2012 Financial Results	Page 5 of 6

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three and Nine Months Ended September 30, 2012 and 2011

(in thousands, except per share amounts)—unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$11,012	$12,632	$31,297	$46,528
Cost of revenues	2,120	3,699	6,111	11,035

Gross profit	8,892	8,933	25,186	35,493
Operating expenses:
Selling and marketing	4,062	6,456	12,608	21,915
Research and development	5,845	10,696	19,122	33,692
General and administrative	5,011	5,876	15,664	20,039
Restructuring expense (income)	(19)	984	238	984
Goodwill and long-lived asset impairment	—	112,904	—	112,904

Total operating expenses	14,899	136,916	47,632	189,534

Operating loss	(6,007)	(127,983)	(22,446)	(154,041)
Non-operating income (expense):
Change in fair value of contingent liability	1,210	—	1,210	—
Interest and other income, net	30	13	84	98

Loss before provision for income taxes	(4,767)	(127,970)	(21,152)	(153,943)

Provision for income tax expense (benefit)	46	6,511	168	(3,862)

Net loss	$(4,813)	$(134,481)	$(21,320)	$(150,081)

Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available-for-sale securities	8	(48)	45	(49)
Income tax expense (benefit) related to items of other comprehensive income	—	(19)	6	(19)

Other comprehensive income (loss), net of tax	8	(29)	39	(30)

Comprehensive loss	$(4,805)	$(134,510)	$(21,281)	$(150,111)

Loss per share:
Basic and diluted	$(0.13)	$(3.76)	$(0.59)	$(4.22)
Weighted average shares outstanding:
Basic and diluted	35,879	35,728	35,838	35,590

Smith Micro Software Third Quarter 2012 Financial Results	Page 6 of 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$10,073	$7,475
Short term investments	16,972	38,497
Accounts receivable, net	9,342	8,525
Income tax receivable	7,543	8,293
Inventory, net	224	309
Prepaid and other assets	1,329	1,138
Deferred tax asset	8	8

Total current assets	45,491	64,245
Equipment & improvements, net	12,277	15,482
Other assets	182	214

TOTAL ASSETS	$57,950	$79,941

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,014	$3,181
Accrued liabilities	4,699	7,641
Deferred revenue	1,867	703

Total current liabilities	8,580	11,525
Long-term liabilities	3,432	3,546
Deferred tax liability	10	10

Total non-current liabilities	3,442	3,556
Stockholders’ Equity:
Common stock	36	36
Additional paid in capital	210,276	207,927
Accumulated comprehensive deficit	(164,384)	(143,103)

Total stockholders’ equity	45,928	64,860

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$57,950	$79,941